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                             [NEXGEN FINANCIAL SOLUTIONS LOGO] [GRAPHIC OMITTED]
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                                                          Nexgen Capital Limited
                                                                   Ormonde House
                                                          12 Lower Leeson Street
                                                               Dublin 2, Ireland

                                                            Tel: +353 1 439 4900
                                                            Fax: +353 1 439 4926
California U.S. Holdings, Inc
C/o Atari, Inc.
417 Fifth Avenue
New York, NY 10016
United States of America

For the attention of : Mr Frederic Chesnais

                                                                  15th June 2004

Dear Sirs,

Share Purchase and Equity Swap Transaction - Amendment Letter

We write to confirm our agreement relating to the amendment of certain terms of
(i) the share purchase agreement relating to the sale and purchase of 10,600,000 shares in Atari, Inc. by California U.S. Holdings, Inc. ("CUSH"") to Nexgen Capital Limited ("NCL") and dated 11th June 2004 (the "Share Purchase Agreement"), and a Confirmation relating to an Equity Swap Transaction on 12,000,000 shares in Atari, Inc. between CUSH and NCL and dated 11th June 2004 (the "Equity Swap Confirmation").

We hereby agree that:

       (i) The definition of the Initial Price in the Equity Swap Confirmation shall be amended to read "the Relevant Price as of 15th June 2004";

       (ii) the Purchase Price defined in Clause 2.1 of the Share Purchase Agreement shall be amended to read "a purchase price per Share of the volume-weighted average price ("VWAP") of a Share on the Exchange on 15th June 2004, as published by Bloomberg";

       (iii) the Settlement Date defined in the Share Purchase Agreement shall be amended to read "means 17th June 2004, or such later date as the Seller and Buyer mutually agree"; and

       (iv) notwithstanding any provision of the Share Purchase Agreement (in particular Clause 3 thereof), the parties agree that settlement of the share purchase shall occur by the delivery by the Seller to York Stockbrokers, Inc. (as broker) on the Settlement Date (as amended above) of share certificates in respect of

  Peter Blessing (Chairman), Frank Monks (Managing), Ravi Viswanathan (French),
                  Luc Giraud (French), Francois Robey (French)
                       North Wall Quay, Dublin 1, Ireland
        Nexgen Capital Limited is authorised by Irish Financial Services
       Regulatory Authority under the Investment Intermediaries Act, 1995

             10,600,000 shares of common stock of Atari, Inc. fully executed by Atari, Inc. and/or its transfer agent and in the name of Nexgen Capital Limited (and for the avoidance of doubt, not merely endorsed or accompanied by a stock power in favour of Nexgen). Upon the confirmed receipt of such certificates and their examination to the satisfaction of York Stockbrokers, Inc. and Nexgen, Nexgen shall release the purchase monies to the designated account of CUSH.

This letter is governed by English law and the parties hereto submit to the non-exclusive jurisdiction of the English courts.

Please sign and return to us a copy of this letter to indicate your agreement to its terms.

NEXGEN CAPITAL LIMITED

By:


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Name:  Mr Frank Monks
Title: Managing Director, Nexgen Capital Limited

We agree to the terms of this letter as set out above above.


CALIFORNIA U.S. HOLDINGS, INC

By:



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Name:  Mr Frederic Chesnais
Title: Secretary


Countersigned, solely in its capacity as U.S. registered broker-dealer and in accordance with the provisions of Rule 15(a)(6) pursuant to the US Securities Exchange Act of 1934, by:

YORK STOCKBROKERS, INC.

By:


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Name:
Title:






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      Nexgen Capital Limited is authorised by the Irish Financial Services
       Regulatory Authority under the Investment Intermediaries Act, 1995
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